FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

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                                                    OMB APPROVAL
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                                           OMB Number:          3235-0104
                                           Expires:    September 30, 1998
                                           Estimated average burden
                                           hours per response.........0.5
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   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

_______________________________________________________________________________
1. Name and Address of Reporting Person*

   Benton,           William               P.
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   (Last)            (First)            (Middle)

Parklane Towers West, Suite 1610
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                     (Street)
3 Parklane Blvd.

   Dearborn               MI            48126
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   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

   12/11/97

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Sonic Automotive, Inc. (SAH)
_______________________________________________________________________________

_______________________________________________________________________________
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

  --- 10% Owner
  _X_ Director
  --- Officer (give title below)
  --- Other (specify below)

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_______________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)
_______________________________________________________________________________

7.  Individual or Joint/Group Filing (Check Applicable Line)
    X  Form filed by One Reporting Person
   ---
   --- Form filed by More than One Reporting Person
_______________________________________________________________________________



                    TABLE I--Non-Derivative Securities Beneficially Owned
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          1.                                                       2.                     3.                        4.
---------------------------------------------               --------------------     ----------------         --------------------
                                                                                     Ownership
Title of                                                    Amount of Securities     Form: Direct             Nature of Indirect
Security                                                    Beneficially Owned       (D) or Indirect          Beneficial Ownership
(Instr. 4)                                                  (Instr. 4)               (I)   (Instr. 5)         (Instr. 5)
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
          None
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (9-96)

                                   TABLE II--Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)
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     1.                 2.                   3.                4.              5.            6.
----------          ------------        --------------       --------      ---------      ----------
                    Date Exer-           Title and
                                         Amount of                         Ownership
                    cisable and          Securities                        Form of
                                         Underlying                        Deriv-
                    Expiration           Derivative                        ative
                    Date (Month/         Security                          Conver-        Security:
                     Day/Year)           (Instr. 4)                        sion or        Direct
                    --------------      --------------       Exercise      (D) or         Nature of
Title of            Date                        Amount       Price of      Indirect       Indirect
Derivative          Exer-    Expir-             or Num-      Deriv-        (I)            Beneficial
Security            cis-     ation              ber of       ative         (Instr.        Ownership
(Instr. 4)          able     Date       Title   Shares       Security       5)            (Instr. 5)
----------          -------  -----      -----   ------       --------      --------       ----------
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  None
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

Explanation of Responses:

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                  /s/ William P. Benton                           1/9/98
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               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (9-96)